Exhibit 99.1

Ethan Allen Declares Cash Dividend and Comments on Financial Results

DANBURY, Conn.--(BUSINESS WIRE)--July 21, 2009--Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today declared a regular quarterly cash dividend of $0.05 per share which will be payable to shareholders of record as of October 9, 2009 and paid on October 26, 2009.

Farooq Kathwari, Chairman and CEO commented, “We are pleased to continue our cash dividend despite one of the most challenging economic environments. Due to many proactive initiatives, we have been able to maintain a good liquidity position and expect to continue to do so as we move forward. Fiscal 2009, which ended June 30th, had an unprecedented sales decline of 31.3%. For the fourth quarter ended June 30th, sales of $138 million were nearly equal to our third fiscal quarter and declined 41.5% from the previous year fourth fiscal quarter. Our loss per diluted share excluding restructuring, impairment and other related charges is estimated to be $0.24 to $0.27. We have maintained a strong balance sheet including $53 million in cash and equivalents at the end of the quarter ended June 30, 2009. In addition, we expect a federal tax refund of over $8 million in the next month.”

Mr. Kathwari continued, “As indicated previously, we made a conscious decision not to join the bandwagon of high discounting and liquidations of inventory. While we experienced sales declines, we have maintained strong gross margins, continued to generate cash and also maintained our credibility. During fiscal year 2009 we focused on two major initiatives: first, to bring our cost structure down on an annualized basis by over $120 million; second, to implement many major programs to continue our process of reinvention. We plan to release our earnings on August 12th, followed by a conference call at 11:00 am EST and will have an opportunity to provide detailed information at that time.”

About Ethan Allen

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 290 design centers in the United States and abroad, of which 159 are Company owned. Ethan Allen owns eight manufacturing facilities in the United States, which include two sawmills, and one upholstery plant in Mexico. For more information on Ethan Allen’s products and services, visit ethanallen.com.

CONTACT:
Ethan Allen Interiors Inc.
Investor / Media:
David R. Callen, 203-743-8305
Vice President Finance & Treasurer